Exhibit 99.2

NEWS RELEASE

CHARLES RIVER LABORATORIES ANNOUNCES OFFERING
OF $500 MILLION OF SENIOR NOTES

WILMINGTON, MA, October 21, 2019 - Charles River Laboratories International, Inc. (NYSE: CRL) announced today that it intends to offer $500 million in aggregate principal amount of senior notes due 2028 (the “notes”) in an unregistered offering, subject to market conditions.
Charles River intends to use the net proceeds of the notes offering and cash on hand to prepay a portion of its term loan facility under its senior credit facilities and to pay related fees and expenses.
The notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered only in transactions that are exempt from registration under the Securities Act and applicable state securities laws. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S of the Securities Act.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Caution Concerning Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “would,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include statements regarding the potential notes offering and our intended use of the proceeds thereof. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 13, 2019 and in its Quarterly Report on Form 10-Q as filed on July 31, 2019, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts.  Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them.

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Investor Contact:                    Media Contact:

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Todd Spencer                    Amy Cianciaruso
Corporate Vice President,                Corporate Vice President,
Investor Relations                Public Relations
781.222.6455                    781.222.6168
todd.spencer@crl.com                 amy.cianciaruso@crl.com

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